Exhibit 10.1

November 6, 2008

Elixir Group Limited

38/F., The Centrium

60 Wyndham Street

Central, Hong Kong

Gentlemen:

We are writing to confirm certain understandings and agreements entered into between Elixir Gaming Technologies, Inc., a Nevada corporation (the “Company”), and Elixir Group Limited, a Hong Kong company (“Elixir Group”), with respect to that certain Securities Purchase and Product Participation Agreement dated June 12, 2007, as amended to date, between the Company and Elixir Group (“Participation Agreement”).  All capitalized terms used in this letter agreement not otherwise defined herein shall have the same meanings ascribed to them in the Participation Agreement.

A.            The Company and Elixir Group hereby agree to terminate the Participation Agreement effective as of the date of this letter agreement (“Effective Time”). The termination of the Participation Agreement shall be without prejudice to any claims, rights or obligations of either party thereto that have accrued under the Participation Agreement prior to the Effective Time. However, for the sake of clarity, the Company and Elixir Group hereby confirm that the termination of the Participation Agreement effected by way of this letter agreement shall terminate all of Elixir Group’s future rights under Sections 2.1(iii) and (iv) of the Participation Agreement to earn (i) the 15 million shares of Common Stock referred to therein, and (ii)  the downward adjustment in the exercise price of the 2006 Warrants as set forth therein. The parties also agree that notwithstanding anything to the contrary contained herein, Section 4.11 (Board Representation) of the Participation Agreement shall survive the termination of the Participation Agreement.

B.            The Company and Elixir Group hereby agree to the termination and cancellation, as of the Effective Time, of the New Warrants and all of Elixir Group’s rights and interests represented thereby to purchase 66 million shares of Common Stock that are as of the date of this Amendment not vested and referred to in Exchange Agreement as “Unvested Warrants” in that certain Securities Amendment and Exchange Agreement dated October 21, 2007 (“Exchange Agreement”).

C.            The Company and Elixir Group hereby agree and confirm that the termination of the Participation Agreement and the Unvested Warrants shall not modify, amend or otherwise effect the parties rights to any other agreements between the Company and Elixir Group, including without limitation (i) the Registration Rights Agreement and that certain Registration Rights Agreement between the Company and Elixir Group dated January 18, 2007 (collectively, the “Registration Rights Agreements”), (ii) the 2006 Warrants, and (iii) the Trade Credit Facility Agreement dated April 21, 2008 and the amendments thereto.

If you are in agreement with the matters described herein, please sign a copy of this letter agreement in the location provided below.  Upon execution and delivery of this letter agreement by Elixir Group, the Participation Agreement and the Unvested Warrants will be terminated as described above.

Very truly yours,

ELIXIR GAMING TECHNOLOGIES, INC.

By:
Joseph Pisano – Director

ACKNOWLEDGED AND AGREED:

ELIXIR GROUP LIMITED,
a Hong Kong company

By:
Frank Tsui - Director